July 28, 1997



Ms. Janet M. Walter
225 W. 20th Street, Apt. 4W
New York, NY  10011

Dear Janet:

I am pleased to present for your consideration the following proposal to join Aronex as Vice President, Marketing and Business Development. In this position you will report directly to me. Your responsibilities will include defining strategy and implementing commercialization plans for the Company's products. Additional responsibilities include directing new business development activities, corporate partnering, and in-licensing and out-licensing activities. Directly reporting to you will be Larry Hope. Joe Wyse, who oversees contracts and patents will report to you once his current Pharmaceutical Development responsibilities are completed. A starting date of August 15, 1997 is anticipated, although I would prefer an earlier start date, if possible.

Compensation for the position would include the following:

         Base salary:         $13,333.34 monthly

         Stock Option:        100,000  options at fair market  value,  30,000 to
                              vest upon joining Aronex. The balance will vest over four years at a rate of 1/48 per month.

         Bonus: A target annual bonus of 20% of base salary in cash and/or stock options, dependent upon you meeting Company goals and Board approval.

         Benefits:            Benefits  would  include  medical,   dental,   and
                              disability,   401K  plan,   stock  purchase  plan,
                              medical benefits, cafeteria plan, three weeks annual vacation, and all other Company benefits defined in the Company's Benefits Summary which is enclosed.

         Relocation:          Up to two trips to Houston to select new  housing.
                              Moving costs of personal property. In order for you not to have to pay for two residences during transition, Aronex will pay up to two months rent for temporary housing in the Houston area if there is overlap in your rent costs between New York and Texas. The Company will also cover gross-up costs related to your relocation expenses that are not tax deductible.

Ms. Janet M. Walter                                                July 28, 1997
                                                                          Page 2


         Goals and Incentive Milestones:

                             o In-license product which has in-vitro and in-vivo activity and is within one year of clinical testing. The incentive is 25,000 options at fair market value at the time of issuance when the milestone is met for each compound in-licensed.

                             o Successfully launch AtragenTM within three months of NDA approval, or consummate a licensing agreement which provides the Company with a minimum of $5M in cash or equity investment. The incentive is 25,000 options at fair market value at the time of issuance when the milestone is met.

                                    If AtragenTM is launched by Aronex, generate a minimum of $2M sales within 12 months of launch. The incentive is 25,000 options at fair market value at the time of issuance when the milestone is met.

                             o Out license NyotranTM to corporate partners in Europe and Asia and arrange co-promotion deal in North America which guarantees a minimum of $20M with $15M in cash or equity investment. The Incentive is 50,000 options at fair market value at the time of issuance when the milestone is met. In the event deals are done with regional companies rather than a multinational, incentive payouts are as follows:
                                     >=$1M=5,000 options at fair market value at
                                     the time of issuance  when the milestone is
                                     met;  >=$3M=10,000  at fair market value at
                                     the time of issuance  when the milestone is
                                     met;  >=$5M=25,000  options at fair  market
                                     value  at the  time of  issuance  when  the
                                     milestone    is    met.     Excluded    are
                                     Rhone-Poulenc   Rorer,    Pharmacia-Upjohn,
                                     Fresenius and Sanofi.

                                    In   addition   to  the  above   milestones,
                                    following are several objectives that are high priority:

                                    -        Define      market       potential,
                                             positioning,     and    competitive
                                             challenges    for   each   of   the
                                             Company's products.

                                    -        Assist   in   increasing    product
                                             awareness for the Company's product
                                             ongoing opinion leading clinicians.

                                    -        Assure  that  development  programs
                                             for  each  product  isadequate  for
                                             competitive marketing positioning.

Ms. Janet M. Walter                                                July 28, 1997
                                                                          Page 3



         Employment
         Agreement:           A one year  severance  package of base  salary and
                              benefits if terminated by the Company for reasons other than cause.

I believe this package is very reasonable and reflects the importance of the position and the value we perceive you will bring to Aronex.

I hope you find this proposal acceptable. I look forward to you joining Aronex as early as possible

Best regards,


By:/S/JAMES M. CHUBB, PH.D.
James M. Chubb, Ph.D.
President

JMC/cc

Enclosure


Accepted and Agreed upon this 28TH day of July, 1997 by



By:/S/JANET M. WALTER
Janet M. Walter